Free Writing Prospectus No. 207 Registration Statement No. 333-200365 Dated March 24, 2015 Filed Pursuant to Rule 433

Morgan Stanley Trigger Phoenix Callable Optimization Securities
Linked to the least performing index among the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index due March 31, 2020
Principal at Risk Securities
Investment Description
These Trigger Phoenix Callable Optimization Securities (the “Securities”) are unsecured and unsubordinated debt obligations of Morgan Stanley (the “Issuer”) and provide a return based on the least performing index among the S&P 500® Index (the “SPX Index”), the Russell 2000® Index (the “RTY Index”) and the EURO STOXX 50® Index (the “SX5E Index”, and together with the SPX Index and the RTY Index, the “Underlying Indices”).  If the Index Closing Value of each of the SPX Index, the RTY Index and the SX5E Index on a quarterly Observation Date (the “Observation Date Closing Value”) is equal to or greater than its respective Coupon Barrier, Morgan Stanley will make a Contingent Coupon payment with respect to that Observation Date.  However, if the Index Closing Value of any of the Underlying Indices is below its respective Coupon Barrier, no coupon will accrue or be payable with respect to that Observation Date.  In addition, beginning on March 30, 2016, Morgan Stanley will have the right to call the Securities at its discretion on any quarterly Coupon Payment Date for the principal amount plus any Contingent Coupon otherwise due with respect to the relevant Observation Date, and no further amounts will be owed to you. Any early redemption of the Securities will be at Morgan Stanley’s discretion and will not automatically occur based on the performance of the Underlying Indices. If the Securities are not called prior to maturity and the Final Index Value of each of the SPX Index, the RTY Index and the SX5E Index is equal to or greater than its respective Trigger Level (which will be the same as the respective Coupon Barrier), Morgan Stanley will make a cash payment to you at maturity equal to the principal amount of your Securities, in addition to the Contingent Coupon with respect to the Final Observation Date.  However, if the Final Index Value of any of the Underlying Indices is less than its respective Trigger Level, Morgan Stanley will pay you less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the value of the Underlying Index with the largest percentage decrease from its Initial Index Value to Final Index Value (the “Least Performing Underlying Index”), even if the other Underlying Indices have appreciated or have not declined as much.  These long-dated Securities may be appropriate for investors who seek an opportunity for enhanced income in exchange for the risk of losing their principal at maturity, the risk of receiving no Contingent Coupons during the term of the Securities and the risk of an early redemption of the Securities at Morgan Stanley’s discretion.  Your return will be solely the Contingent Coupons, if any, and you will not participate in any appreciation of any of the Underlying Indices.  Because all payments on the Securities are based on the least performing index among the SPX Index, the RTY Index and the SX5E Index, the fact that the Securities are linked to three Underlying Indices does not provide any asset diversification benefits and instead means that a decline in the value beyond the relevant Coupon Barrier or Trigger Level of any of the Underlying Indices will result in no Contingent Coupon payments or a loss on your investment, respectively, even if the other Underlying Indices appreciate.  Investing in the Securities involves significant risks.  The Issuer will not pay a quarterly Contingent Coupon if the Observation Date Closing Value for any of the Underlying Indices is below its respective Coupon Barrier.  The Issuer will have the right to call the Securities early at its discretion.  You will lose a significant portion or all of your principal amount at maturity if the Securities are not called and the Final Index Value of any Underlying Index is below its Trigger Level. Generally, the higher the Contingent Coupon Rate for the Securities, the greater risk of loss on those Securities.  If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the values of all Underlying Indices are greater than their respective Trigger Levels at the time of sale.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
Features	Key Dates*
❑  Callable at the Option of the Issuer: Beginning March 30, 2016, Morgan Stanley will have the right to call the Securities at its discretion on any quarterly Coupon Payment Date.  Morgan Stanley will likely exercise its call right at a time when the Securities are paying an above-market coupon.  If the Securities are called, Morgan Stanley will pay you the principal amount plus any Contingent Coupon otherwise due with respect to the relevant Observation Date and no further amounts will be owed to you.  If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑Contingent Coupon: If the Observation Date Closing Value of each of the SPX Index, the RTY Index and the SX5E Index on any quarterly Observation Date is equal to or greater than its respective Coupon Barrier, Morgan Stanley will make a Contingent Coupon payment with respect to that Observation Date.  However, if the Observation Date Closing Value of any Underlying Index is below its Coupon Barrier, no coupon will be payable with respect to that Observation Date.

❑  Contingent Downside Market Exposure at Maturity: If, by maturity, the Securities have not been called and the Final Index Value of each of the SPX Index, the RTY Index and the SX5E Index is greater than or equal to its respective Trigger Level and Coupon Barrier on the Final Observation Date, Morgan Stanley will pay you the principal amount per Security at maturity, in addition to the Contingent Coupon with respect to the Final Observation Date.  However, if the Final Index Value of any of the Underlying Indices is less than its Trigger Level, Morgan Stanley will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the value of the Least Performing Underlying Index from the Trade Date to the Final Observation Date.  If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the values of all three Underlying Indices are greater than their respective Trigger Levels at the time of sale.  Any payment on the Securities is subject to the creditworthiness of Morgan Stanley.
Trade Date Settlement Date Observation Dates and Coupon Payment Dates** Final Observation Date** Maturity Date**
 March 27, 2015
 March 31, 2015 (2 business days
after the Trade Date)

Quarterly, callable beginning March 30, 2016.
See “Observation Dates and
Coupon Payment Dates” on page 6 for details.
March 25, 2020
March 31, 2020

*Expected. In the event that we make any change to the expected Trade Date and Settlement Date, we may change the Observation Dates, the Final Observation Date and/or the Maturity Date so that the stated term of the Securities remains the same.

**Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Postponement of Observation Dates and Coupon Payment Dates (including the Call Date and the Maturity Date)” under “Additional Terms of the Securities” below.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES WILL HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING OF THE THREE UNDERLYING INDICES, SUBJECT TO THE RESPECTIVE TRIGGER LEVELS AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF MORGAN STANLEY. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.  THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.
Security Offering
This free writing prospectus relates to Securities linked to the least performing index among the S&P 500® Index, the RTY 2000® Index and the EURO STOXX 50® Index.  The actual Contingent Coupon Rate and the Initial Index Values, Coupon Barriers and Trigger Levels for the Underlying Indices will be determined on the Trade Date.  The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.
Underlying Index	Initial Index Value	Coupon Barrier/Trigger Level*	Contingent Coupon Rate	CUSIP	ISIN
S&P 500® Index		70% of the Initial Index Value	9.25% to 9.50% per annum	61764V539	US61764V5396
Russell 2000® Index		70% of the Initial Index Value
EURO STOXX 50® Index		70% of the Initial Index Value
See “Additional Information about Morgan Stanley and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, prospectus supplement and index supplement and this free writing prospectus.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus or the accompanying prospectus supplement, index supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
Estimated value on the Trade Date	Approximately $9.674 per Security, or within $0.20 of that estimate. See “Additional Information about Morgan Stanley and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Morgan Stanley(2)
Per Security	$10.00	$0.25	$9.75
Total
(1) UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.25 for each Security it sells.  For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 29 of this free writing prospectus.
(2) See “Use of Proceeds and Hedging” on page 27.
The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” on page 29 of this free writing prospectus.
Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley and the Securities
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement and an index supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and the index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement, index supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Prospectus supplement dated November 19, 2014:
http://www.sec.gov/Archives/edgar/data/895421/000095010314008172/dp51153_424b2-seriesf.htm

t	Index supplement dated November 19, 2014:
http://www.sec.gov/Archives/edgar/data/895421/000095010314008192/dp51025_424b2-uis.htm

t	Prospectus dated November 19, 2014:
http://www.sec.gov/Archives/edgar/data/895421/000095010314008169/dp51151_424b2-base.htm

References to “Morgan Stanley,” “we,” “our” and “us” refer to Morgan Stanley. In this document, the “Securities” refers to the Trigger Phoenix Callable Optimization Securities that are offered hereby.  Also, references to the accompanying “prospectus”, “prospectus supplement” and “index supplement” mean the Morgan Stanley prospectus dated November 19, 2014, the Morgan Stanley prospectus supplement dated November 19, 2014 and the Morgan Stanley index supplement dated November 19, 2014, respectively.

You should rely only on the information incorporated by reference or provided in this free writing prospectus or the accompanying prospectus supplement, index supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this free writing prospectus or the accompanying prospectus supplement, index supplement and prospectus is accurate as of any date other than the date on the front of this document.

If the terms discussed in this free writing prospectus differ from those discussed in the prospectus supplement, index supplement or prospectus, the terms contained in this free writing prospectus will control.

The Issue Price of each Security is $10.  This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date will be less than $10.  We estimate that the value of each Security on the Trade Date will be approximately $9.674, or within $0.20 of that estimate.  Our estimate of the value of the Securities as determined on the Trade Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlying Indices.  The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Indices, instruments based on the Underlying Indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Coupon Barrier, the Trigger Level and the Contingent Coupon Rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Indices, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 9 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:
t   You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t   You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that will have the same downside market risk, subject to the respective Trigger Levels at maturity, as the Least Performing Underlying Index.

t   You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t   You believe each of the SPX Index, the RTY Index and the SX5E Index will close at or above its respective Coupon Barrier on the Observation Dates, including above its respective Trigger Level on the Final Observation Date.

t   You understand that the linkage to three Underlying Indices does not provide any portfolio diversification benefits and instead means that a decline in the value beyond the relevant Coupon Barrier or Trigger Level of any of the Underlying Indices will result in no Contingent Coupon payments or a loss on your investment, respectively, even if the other Underlying Indices appreciate.

t   You understand and accept that you will not participate in any appreciation in the values of the Underlying Indices and that your potential return is limited to the Contingent Coupons, if any.

t   You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside value fluctuations of the Least Performing Underlying Index.

t   You would be willing to invest in the Securities if the Contingent Coupon Rate was set to the bottom of the range listed on the cover hereof (the actual Contingent Coupon Rate will be determined on the Trade Date).

t   You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the stocks comprising the Underlying Indices.

t   You are willing to invest in securities that may be called early by Morgan Stanley at its discretion and you are otherwise willing to hold such securities to maturity, as set forth on the cover of this free writing prospectus.

t   You seek an investment with exposure to large market capitalization companies in the United States, small market capitalization companies in the United States and companies in the Eurozone.

t   You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Securities.

t   You are willing to assume the credit risk of Morgan Stanley for all payments under the Securities, and understand that if Morgan Stanley defaults on its obligations you may not receive any amounts due to you and could lose your entire investment.

t   You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t   You cannot tolerate a loss of all or a substantial portion of your investment, and are unwilling to make an investment that will have the same downside market risk, subject to the respective Trigger Levels at maturity, as the Least Performing Underlying Index.

t   You require an investment designed to provide a full return of principal at maturity.

t   You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t   You believe that the value of one of the SPX Index, the RTY Index or the SX5E Index will decline during the term of the Securities and is likely to close below its Coupon Barrier on the Observation Dates, including closing below its Trigger Level on the Final Observation Date.

t   You are not comfortable with an investment linked to three Underlying Indices such that a decline in the value beyond the relevant Coupon Barrier or Trigger Level of any of the SPX Index, the RTY Index or the SX5E Index will result in no Contingent Coupon payments or a loss on your investment, respectively, even if the other Underlying Indices appreciate.

t   You seek an investment that participates in the appreciation in the values of the Underlying Indices or that has unlimited return potential.

t   You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside value fluctuations of the Least Performing Underlying Index.

t   You would not be willing to invest in the Securities if the Contingent Coupon Rate was set to the bottom of the range listed on the cover hereof (the actual Contingent Coupon Rate will be determined on the Trade Date).

t   You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t   You seek guaranteed current income from this investment or prefer to receive the dividends paid on the stocks comprising the Underlying Indices.

t   You do not seek an investment with exposure to large market capitalization companies in the United States, small market capitalization companies in the United States and companies in the Eurozone.

t   You are unable or unwilling to hold securities that may be called early by Morgan Stanley at its discretion, or you are otherwise unable or unwilling to hold such securities to maturity, as set forth on the cover of this free writing prospectus, or you seek an investment for which there will be an active secondary market.

t   You are not willing to assume the credit risk of Morgan Stanley for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 7 of this free writing prospectus and “Risk Factors” beginning on page 5 of the accompanying prospectus for risks related to an investment in the Securities.

Indicative Terms
Issuer	Morgan Stanley
Issue Price	$10.00 per Security. The Securities are offered at a minimum investment of 100 Securities.
Underlying Indices	The S&P 500® Index (the “SPX Index”), the Russell 2000® Index (the “RTY Index”) and the EURO STOXX 50® Index (the “SX5E Index”)
Principal Amount	$10.00 per Security
Term	Approximately 5 years, unless earlier called at the option of the Issuer
Issuer Call Feature
Beginning on March 30, 2016, Morgan Stanley will have the right to call the Securities at its discretion, in whole but not in part, on any quarterly Coupon Payment Date (the date on which the Securities are called, the “Call Date”), regardless of the performance of the Underlying Indices.  If Morgan Stanley decides to call the Securities, Morgan Stanley will give you notice at least 10 calendar days before the Call Date specified in the notice.

If the Securities are called, Morgan Stanley will pay you on the Call Date the Principal Amount plus any Contingent Coupon otherwise due with respect to the related Observation Date (such payment upon an Issuer Call, the “Settlement Amount”), and no further payments will be made on the Securities.

Contingent Coupon
If the Observation Date Closing Value of each of the SPX Index, the RTY Index and the SX5E Index is equal to or greater than its respective Coupon Barrier on any Observation Date, we will pay you the Contingent Coupon for that Observation Date on the relevant Coupon Payment Date.

If the Observation Date Closing Value of any of the Underlying Indices is less than its Coupon Barrier on any Observation Date, the Contingent Coupon for that Observation Date will not accrue or be payable and that Contingent Coupon payment will be lost.

Each Contingent Coupon will be a fixed amount based on equal quarterly installments at the Contingent Coupon Rate, which is a per-annum rate.  The Contingent Coupon amount of $0.2313 to $0.2375 for each Security (based on the per annum rate of 9.25% to 9.50%) (the actual Contingent Coupon Rate will be determined on the Trade Date) would be applicable to each Observation Date on which the Index Closing Values of each of the SPX Index, the RTY Index and the SX5E Index is greater than or equal to its respective Coupon Barrier.

Contingent Coupon payments on the Securities are not guaranteed.  Morgan Stanley will not pay you the Contingent Coupon for any Observation Date on which the Index Closing Value of any of the SPX Index, the RTY Index or the SX5E Index is less than its respective Coupon Barrier.

Initial Index Value	With respect to each Underlying Index, the Index Closing Value of such Underlying Index on the Trade Date.
Final Index Value	With respect to each Underlying Index, the Index Closing Value of such Underlying Index on the Final Observation Date
Trigger Level	With respect to each Underlying Index, 70% of the Initial Index Value of such Underlying Index, as specified on the cover page of this free writing prospectus.
Coupon Barrier	With respect to each Underlying Index, 70% of the Initial Index Value of such Underlying Index, as specified on the cover page of this free writing prospectus.
Record Date
The record date for each Contingent Coupon shall be the date one business day prior to such scheduled Coupon Payment Date; provided, however, that any Contingent Coupon payable at maturity or upon issuer call shall be payable to whom the Payment at Maturity or the payment upon an Issuer Call, as the case may be, shall be payable.

Trustee	The Bank of New York Mellon
Calculation Agent	MS & Co.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE YOUR ENTIRE PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF MORGAN STANLEY.  IF MORGAN STANLEY WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.
THE ISSUER WILL NOT PAY A QUARTERLY CONTINGENT COUPON IF THE OBSERVATION DATE CLOSING VALUE FOR ANY OF THE UNDERLYING INDICES IS BELOW ITS RESPECTIVE COUPON BARRIER.  THE ISSUER WILL HAVE THE RIGHT TO CALL THE SECURITIES EARLY AT ITS DISCRETION.  YOU WILL LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT AT MATURITY IF THE SECURITIES ARE NOT CALLED AND THE FINAL INDEX VALUE OF ANY OF THE UNDERLYING INDICES IS BELOW ITS TRIGGER LEVEL.

Observation Dates(1) and Coupon Payment Dates(2)
Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates
6/26/2015	6/30/2015*	3/27/2017	3/29/2017	12/27/2018	12/31/2018
9/28/2015	9/30/2015*	6/27/2017	6/29/2016	3/27/2019	3/29/2019
12/28/2015	12/30/2015*	9/27/2017	9/29/2017	6/26/2019	6/28/2019
3/28/2016	3/30/2016	12/27/2017	12/29/2017	9/26/2019	9/30/2019
6/27/2016	6/29/2016	3/27/2018	3/29/2018	12/27/2019	12/31/2019
9/27/2016	9/29/2016	6/27/2018	6/29/2018	3/25/2020	Maturity Date
12/27/2016	12/29/2016	9/26/2018	9/28/2018

* The Securities are not callable until the fourth Coupon Payment Date, which is March 30, 2016.

(1) Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Postponement of Observation Dates and Coupon Payment Dates (including the Call Date and the Maturity Date)” under “Additional Terms of the Securities” below.

(2) If, due to a Market Disruption Event or otherwise, any Observation Date is postponed so that it falls less than two business days prior to the scheduled Coupon Payment Date, the Coupon Payment Date will be postponed to the second business day following that Observation Date as postponed, provided that the Coupon Payment Date with respect to the Final Observation Date will be the Maturity Date.

Key Risks
An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus. You should also consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

t
The Securities do not guarantee the payment of regular interest or the return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity.  Instead, if the Securities have not been called by Morgan Stanley prior to maturity and if the Final Index Value of any of the Underlying Indices is less than its Trigger Level, you will be exposed to the decline in the value of the Least Performing Underlying Index from its Initial Index Value to its Final Index Value, on a 1 to 1 basis and such payment will result in a significant loss of your initial investment that is proportionate to the decline of the Least Performing Underlying Index over the term of the Securities, even if the other Underlying Indices have appreciated or have not declined as much. You could lose your entire principal amount.

t
You are exposed to the price risk of all three Underlying Indices, with respect to both the Contingent Coupons, if any, and the Payment at Maturity, if any.  Your return on the Securities is not linked to a basket consisting of the Underlying Indices. Rather, it will be contingent upon the performance of each of the SPX Index, the RTY Index and the SX5E Index.  Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed to the risks related to each of the SPX Index, the RTY Index and the SX5E Index. Poor performance by any of the Underlying Indices over the term of the Securities may negatively affect your return and will not be offset or mitigated by positive performance by the other Underlying Indices. To receive any Contingent Coupon payment or contingent repayment of principal at maturity from Morgan Stanley, all three Underlying Indices must close at or above their respective Coupon Barriers and Trigger Levels on the applicable Observation Date or Final Observation Date, as applicable.  In addition, if not called prior to maturity, you may incur a loss proportionate to the negative return of the Least Performing Underlying Index even if the other Underlying Indices appreciate during the term of the Securities. Accordingly, your investment is subject to the market risk of all three Underlying Indices.  Additionally, movements in the values of the Underlying Indices may be correlated or uncorrelated at different times during the term of the Securities, and such correlation (or lack thereof) could have an adverse effect on your return on the Securities. For example, the likelihood that one of the Underlying Indices will close below its Coupon Barrier on an Observation Date will increase when the movements in the values of the Underlying Indices are uncorrelated. This results in a greater potential for a Contingent Coupon to not be paid during the term of the Securities and for a loss of principal at maturity if the Securities are not previously called. If the performance of the Underlying Indices is not correlated or is negatively correlated, the risk of not receiving a Contingent Coupon and of incurring a loss of principal at maturity is greater. In addition, correlation generally decreases for each additional Underlying Index to which the Securities are linked, resulting in a greater potential for loss of principal at maturity.

t
Because the Securities are linked to the performance of the least performing among the SPX Index, the RTY Index and the SX5E Index, you are exposed to greater risk of no Contingent Coupon payments or a loss on your investment than if the Securities were linked to just one of the Underlying Indices.  The risk that you will not receive any Contingent Coupons and/or lose some or all of your initial investment in the Securities is greater if you invest in the Securities as opposed to substantially similar securities that are linked to the performance of just one of the Underlying Indices. With three Underlying Indices, it is more likely that one or more Underlying Indices will close below their respective Coupon Barriers on the quarterly Observation Dates and below their respective Trigger Levels on the Final Observation Date than if the Securities were linked to only one of the Underlying Indices, and therefore it is more likely that you will not receive any Contingent Coupons and will receive an amount in cash significantly less than the principal amount on the Maturity Date.

t
The Contingent Coupon is based solely on the Observation Date Closing Values.  Whether the Contingent Coupon will be made with respect to an Observation Date will be based on the Observation Date Closing Values of all three Underlying Indices.  As a result, you will not know whether you will receive the Contingent Coupon with respect to any Coupon Payment Date until the related Observation Date.  Moreover, because the Contingent Coupon is based solely on the Observation Date Closing Values on a specific Observation Date, if the Observation Date Closing Value of any of the Underlying Indices is less than its Coupon Barrier, you will not receive any Contingent Coupon with respect to such Observation Date, even if the Index Closing Values of the Underlying Indices were higher on other days during the term of the Securities.

t
You will not receive any Contingent Coupon for any quarterly period where the Observation Date Closing Value of any of the Underlying Indices is less than or equal to its Coupon Barrier. A Contingent Coupon will be made with respect to a quarterly period only if the Observation Date Closing Value of each of the SPX Index, the RTY Index and the SX5E Index is greater than or equal to its respective Coupon Barrier.  If the Observation Date Closing Value of any of the Underlying Indices is below its respective Coupon Barrier, the Issuer will not pay you a Contingent Coupon for that quarterly period.  If, on each Observation Date over the term of the Securities, one or more Underlying Indices close below their Coupon Barriers, you will not receive any Contingent Coupons during the approximately 5-year term of the Securities (assuming that the Securities are not called prior to maturity).

t
The securities are subject to Morgan Stanley’s redemption right.  The term of the Securities, and thus your opportunity to earn a potentially above-market coupon if the Observation Date Closing Value of each of the Underlying Indices is greater than or equal to its respective Coupon Barrier, may be limited by Morgan Stanley’s right to call the Securities at its option on any quarterly Coupon Payment Date beginning March 30, 2016.  The term of your investment in the Securities may be limited to as short as approximately one year.  It is more likely that Morgan Stanley will call the Securities when it would otherwise be advantageous for you to continue to hold the Securities.  As such, Morgan Stanley will be more likely to call the Securities when the Observation Date Closing Value of each of the Underlying Indices is at or above its respective Coupon Barrier, which would otherwise result in an amount of interest payable on the Securities that is greater than instruments of a comparable maturity and credit rating trading in the market.  In other words, Morgan Stanley will be more likely to call the Securities at a time when the Securities are paying an above-market coupon.  If the Securities are called prior to maturity, you will receive no more Contingent Coupons, you may be forced to invest in a lower interest rate environment and you may not be able to reinvest at comparable terms or returns.

On the other hand, Morgan Stanley will be less likely to exercise its call right when the Observation Date Closing Value of any Underlying Index is below its Coupon Barrier Level and/or when the Final Index Value of any Underlying Index is expected to be below its Trigger Level, such that you will receive no Contingent Coupons and/or that you will suffer a significant loss on your initial investment in the Securities at maturity. Therefore, if Morgan Stanley does not exercise its call right, it is more likely that you will receive few or no Contingent Coupons and suffer a significant loss at maturity.

t
Investors will not participate in any appreciation in the values of any of the Underlying Indices.  Investors will not participate in any appreciation in the value of any of the Underlying Indices from its respective Initial Index Value, and the return on the Securities will be limited to the Contingent Coupon that is paid with respect to each Observation Date on which the Observation Date Closing Value of each of the SPX Index, the RTY Index and the SX5E Index is greater than its respective Coupon Barrier prior to maturity or a call by Morgan Stanley.  If called, the return on the Securities will be limited to any Contingent Coupons regardless of the appreciation of any of the Underlying Indices, which could be significant. It is also possible that, on most or all of the Observation Dates, the Index Closing Values of one or more Underlying Indices could be below their Coupon Barriers so that you may receive few or no Contingent Coupons.  In addition, if the Securities are not called prior to maturity, you may be exposed to the full downside market risk of the Least Performing Underlying Index and lose a significant portion or all of your investment despite not being able to participate in any potential appreciation of any of the Underlying Indices.  If you do not earn sufficient Contingent Coupons over the term of the Securities, the overall return on the Securities may be less than the amount that would be paid on a conventional debt security of Morgan Stanley of comparable maturity.

t
You may incur a loss on your investment if you are able to sell your Securities prior to maturity.  The Trigger Levels are considered only at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Index Closing Values of all three Underlying Indices are above their respective Trigger Levels at that time.  If you hold the Securities to maturity and the Securities have not been called, Morgan Stanley will either repay you the full principal amount per Security plus the Contingent Coupon, or if any of the Underlying Indices closes below its Trigger Level on the Final Observation Date, Morgan Stanley will repay significantly less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the value of the Least Performing Underlying Index from the Trade Date to the Final Observation Date.

t
Higher Contingent Coupon Rates are generally associated with higher volatility and lower correlation and therefore a greater risk of loss.  “Volatility” refers to the frequency and magnitude of changes in the values of the Underlying Indices. Greater expected volatility with respect to, and lower expected correlation among, the Underlying Indices generally result in a higher expectation as of the Trade Date that the value of such Underlying Index could close below its Trigger Level on the Final Observation Date.  This risk will generally be reflected in a higher Contingent Coupon Rate for the Securities. However, while the Contingent Coupon Rate is set prior to the issuance of the Securities, the Underlying Indices’ volatility and the correlation among the Underlying Indices can change significantly over the term of the Securities, but the Contingent Coupon Rate will not be adjusted. The values of the Underlying Indices could fall sharply as of the Final Observation Date, which could result in a significant loss of your principal.

t
The Securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the Securities, including Contingent Coupons, if any, and any payments upon an issuer call or at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Securities.

t
The market price of the Securities may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market. Although we expect that generally the Index Closing Values of the Underlying Indices on any day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:

o	the value and volatility (frequency and magnitude of changes in value) of the Underlying Indices,

o	whether the Observation Date Closing Value of any Underlying Index has been below its Coupon Barrier on any Observation Date,

o	dividend rates on the stocks comprising the Underlying Indices,

o	interest and yield rates in the market,

o	time remaining until the Securities mature,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Indices or equities markets generally and which may affect the Final Index Values,

o	the occurrence of certain events affecting any of the Underlying Indices that may or may not require an adjustment to its composition, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your Securities prior to maturity.  Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above. The values of each of the Underlying Indices may be, and each has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” below.  You may receive less, and possibly significantly less, than the Principal Amount per Security if you try to sell your Securities prior to maturity.

t
The Securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies — The Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and, therefore, the Index may be more volatile than that of indices that consist of stocks issued by large-capitalization companies.  Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded.  In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel.  Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

t
The Securities are linked to the EURO STOXX 50® Index and are subject to risks associated with investments in Securities linked to the value of foreign equity securities.  As the EURO STOXX 50® Index is one of the Underlying Indices, the Securities are linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Although the equity securities included in the EURO STOXX 50® Index are traded in foreign currencies, the value of your Securities (as measured in U.S. dollars) will not be adjusted for any exchange rate fluctuations.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

t
Investing in the Securities is not equivalent to investing in the Underlying Indices.  Investing in the Securities is not equivalent to investing in any Underlying Index or the component stocks of any Underlying Index.  Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the Underlying Indices.  Further, you will not participate in any potential appreciation of any Underlying Index even though you may be exposed to its full decline at maturity.

t
Adjustments to the S&P 500® Index, the Russell 2000® or the EURO STOXX 50® Index could adversely affect the value of the Securities.  The Index Publisher of each of the S&P 500®, the Russell 2000® Index and the EURO STOXX 50® Index is responsible for calculating and maintaining such index.  The Index Publisher may add, delete or substitute the stocks constituting the relevant Underlying Index or make other methodological changes required by certain corporate events relating to the stocks constituting such Underlying Index, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying Index.  The Index Publisher may discontinue or suspend calculation or publication of the relevant Underlying Index at any time.  In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Index that is comparable to the discontinued Underlying Index, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates.  Any of these actions could adversely affect the value of any of the Underlying Indices and, consequently, the value of the Securities.

t
The Securities will not be listed on any securities exchange and secondary trading may be limited.  The Securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Securities.  MS & Co. may, but is not obligated to, make a market in the Securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities.  Accordingly, you should be willing to hold your Securities to maturity.

t
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 9 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

t
The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities.  In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this free writing prospectus will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price of the Securities may be influenced by many unpredictable factors” above.

t
Hedging and trading activity by our subsidiaries could potentially affect the value of the Securities.  One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the Securities (and to other instruments linked to the Underlying Indices), including trading in the stocks that constitute the Underlying Indices as well as in other instruments related to the Underlying Indices.  Some of our subsidiaries also trade the Underlying Indices and other financial instruments related to the Underlying Indices on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Index Value, and, as a result, the Coupon Barrier and Trigger Level of any of the Underlying Indices, which is the level at or above which such Underlying Index must close on each Observation Date in order for you to earn a Contingent Coupon, or, if the Securities are not called prior to maturity, in order for you to avoid being exposed to the negative performance of the Least Performing Underlying Index at maturity (in each case, depending also on the performance of the other Underlying Indices).  Additionally, such hedging or trading activities during the term of the Securities could potentially affect the values of the Underlying Indices on the Observation Dates and, accordingly, whether the Contingent Coupon is payable, and, if the Securities are not called prior to maturity, the payout to you at maturity (in each case, depending also on the performance of the other Underlying Indices).

t
The Calculation Agent, which is a subsidiary of the issuer, will make determinations with respect to the Securities. As Calculation Agent, MS & Co. will determine the Initial Index Values, the Coupon Barriers, the Trigger Levels, the Observation Date Closing Levels and the Final Index Values of all three Underlying Indices, whether a Market Disruption Event has occurred and the payment that you will receive upon a call or at maturity, if any.  Moreover, certain determinations  made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of Market Disruption Events.  These potentially subjective determinations may affect the payout to you upon a call or at maturity, if any.  For further information regarding these types of determinations, see “Additional Terms of the Securities—Postponement of Observation Dates and Coupon Payment Dates (including the Call Date and the Maturity Date),” “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” and “—Calculation Agent and Calculations”. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

t
Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates.  Morgan Stanley, UBS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities.  Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying Indices to which the Securities are linked.

t
The U.S. federal income tax consequences of an investment in the Securities are uncertain. There is no direct legal authority as to the proper treatment of the Securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the Securities are uncertain.

Please read the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus concerning the U.S. federal income tax consequences of an investment in the Securities.  Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities.  We intend to treat a Security as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.  Under this treatment, the ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the Securities, could result in adverse tax consequences to holders of the Securities because the deductibility of capital losses is subject to limitations.  We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described herein.  If the IRS were successful in asserting an alternative treatment for the Securities, the timing and character of income or loss on the Securities might differ significantly from the tax treatment described herein.  For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the Securities) and recognize all income and gain in respect of the Securities as ordinary income.  The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.  Non-U.S. Holders should note that we currently intend to withhold on any coupon paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the Securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the Securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors  should be subject to withholding tax.  Both U.S. and Non-U.S. Holders (as defined below) should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the

Securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Payments on the Securities at Maturity
The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities will be determined on the Trade Date; amounts may have been rounded for ease of reference):

t	Principal Amount: $10

t	Term: Approximately 5 years

t	Hypothetical Initial Index Value:

o	SPX Index: 2,000

o	RTY Index: 1,200

o	SX5E Index: 3,600

t	Hypothetical Contingent Coupon Rate: 9.375% per annum (or 2.344% per quarter) (The actual Contingent Coupon Rate will be determined on the Trade Date.)

t	Contingent Coupon: $0.2344 per quarter

t	Observation Dates: Quarterly

t	Issuer Call: Quarterly, callable after approximately 1 year on each Coupon Payment Date

t	Hypothetical Coupon Barriers and Trigger Levels:

o	SPX Index: 1,400, which is 70% of the Hypothetical Initial Index Value of the SPX Index

o	RTY Index: 840, which is 70% of the Hypothetical Initial Index Value of the RTY Index

o	SX5E Index: 2,520, which is 70% of the Hypothetical Initial Index Value of the SX5E Index

Example 1 — Securities are Called on the Fourth Coupon Payment Date (the first Coupon Payment Date on which Morgan Stanley can call the Securities)

Date	Index Closing Value			Payment (per Security)
	SPX Index	RTY Index	SX5E Index
First Observation Date	2,100 (at or above Coupon Barrier)	1,250 (at or above Coupon Barrier)	3,700 (at or above Coupon Barrier)	$0.2344 (Contingent Coupon — Not Callable)
Second Observation Date	2,200 (at or above Coupon Barrier)	1,400 (at or above Coupon Barrier)	3,500 (at or above Coupon Barrier)	$0.2344 (Contingent Coupon — Not Callable)
Third Observation Date	2,050 (at or above Coupon Barrier)	1,050 (at or above Coupon Barrier)	3,580 (at or above Coupon Barrier)	$0.2344 (Contingent Coupons — Not Callable)
Fourth Observation Date	2,400 (at or above Coupon Barrier)	1,300 (at or above Coupon Barrier)	3,700 (at or above Coupon Barrier)	$10.2344 (Settlement Amount)
			Total Payment:	$10.9376 (9.376% return)

Each of the SPX Index, the RTY Index and the SX5E Index closes above its respective Coupon Barrier on the first three Observation Dates, and therefore a Contingent Coupon is paid on each related Coupon Payment Date.  Morgan Stanley calls the Securities on the fourth Coupon Payment Date, which is the first Coupon Payment Date on which Morgan Stanley can exercise its call right.  On the Call Date, Morgan Stanley will pay you a total of $10.2344 per Security, reflecting your principal amount plus the applicable Contingent Coupon otherwise due with respect to the relevant Observation Date. When added to the Contingent Coupon payments of $0.7032 received in respect of prior Observation Dates, Morgan Stanley will have paid you a total of $10.9376 per Security for a 9.376% total return over the 1-year term of the Securities. No further amount will be owed to you under the Securities.

Example 2 — Securities are NOT Called and the Final Index Value of each of the SPX Index, the RTY Index and the SX5E Index is at or above its respective Trigger Level

Date	Index Closing Value			Payment (per Security)
	SPX Index	RTY Index	SX5E Index
First Observation Date	1,900 (at or above Coupon Barrier)	1,200 (at or above Coupon Barrier)	3,200 (at or above Coupon Barrier)	$0.2344 (Contingent Coupon — Not Callable)
Second Observation Date	1,850 (at or above Coupon Barrier)	900 (at or above Coupon Barrier)	2,800 (at or above Coupon Barrier)	$0.2344 (Contingent Coupon — Not Callable)
Third Observation Date	2,000 (at or above Coupon Barrier)	1,080 (at or above Coupon Barrier)	2,300 (below Coupon Barrier)	$0 (Not Callable)
Fourth Observation Date	1,800 (at or above Coupon Barrier)	1,100 (at or above Coupon Barrier)	2,100 (below Coupon Barrier)	$0 (Not Called)
Fifth to Nineteenth Observation Dates	Various (all at or above Coupon Barrier)	Various (at or above Coupon Barrier)	Various (all below Coupon Barrier)	$0 (Not Called)
Final Observation Date	2,250 (at or above Coupon Barrier and Trigger Level)	900 (at or above Coupon Barrier and Trigger Level)	2,700 (at or above Coupon Barrier and Trigger Level)	$10.2344 (Settlement Amount)

Total Payment:	$10.7032 (7.032% return)

In this example, Morgan Stanley does not call the Securities prior to maturity.  Each of the SPX Index, the RTY Index and the SX5E Index closes above its respective Coupon Barrier on the first two Observation Dates, and therefore a Contingent Coupon is paid on each related Coupon Payment Date.  On each of the third to nineteenth Observation Dates, the SPX Index and the RTY Index close at or above their respective Coupon Barriers, but the SX5E Index closes below its Coupon Barrier.  Therefore, no Contingent Coupon is paid on any related Coupon Payment Date.  On the Final Observation Date, each of the SPX Index, the RTY Index and the SX5E Index closes above its respective Coupon Barrier and Trigger Level.  Therefore, at maturity, Morgan Stanley will pay you a total of $10.2344 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $0.4688 received in respect of prior Observation Dates, Morgan Stanley will have paid you a total of approximately $10.7032 per Security for a 7.032% total return on the Securities over five years.

Example 3 — Securities are NOT Called and the Final Index Value of at least one of the Underlying Indices is below the Trigger Level

Date	Index Closing Value			Payment (per Security)
	SPX Index	RTY Index	SX5E Index
First Observation Date	2,400 (at or above Coupon Barrier)	1,100 (at or above Coupon Barrier)	3,300 (at or above Coupon Barrier)	$0.2344 (Contingent Coupon — Not Callable)
Second Observation Date	2,300 (at or above Coupon Barrier)	900 (at or above Coupon Barrier)	3,000 (at or above Coupon Barrier)	$0.2344 (Contingent Coupon — Not Callable)
Third Observation Date	2,250 (at or above Coupon Barrier)	720 (below Coupon Barrier)	2,250 (below Coupon Barrier)	$0 (Not Callable)
Fourth Observation Date	2,350 (at or above Coupon Barrier)	500 (below Coupon Barrier)	2,000 (below Coupon Barrier)	$0 (Not Called)
Fifth to Nineteenth Observation Dates	Various (all below Coupon Barrier)	Various (all below Coupon Barrier)	Various (all below Coupon Barrier)	$0 (Not Called)
Twentieth Observation Date	2,200 (at or above Coupon Barrier and Trigger Level)	600 (below Coupon Barrier and Trigger Level)	1,440 (below Coupon Barrier and Trigger Level)	$10 + [$10 × Index Return of the Least Performing Underlying Index] = $10 + [$10 × -60%] = $10 - $6 = $4 (Payment at Maturity)
			Total Payment:	$4.4688 (-55.312% return)

In this example, Morgan Stanley does not call the Securities prior to maturity.  Each of the SPX Index, the RTY Index and the SX5E Index closes above its respective Coupon Barrier on the first two Observation Dates, and therefore a Contingent Coupon is paid on each related Coupon Payment Date.  On each of the third and fourth Observation Dates, the SPX Index closes at or above its Coupon Barrier, but the RTY Index and the SX5E Index close below their respective Coupon Barriers.  Therefore, no Contingent Coupon is paid on either related Coupon Payment Date.  On each of the fifth to the nineteenth Observation Dates, each of the SPX Index, the RTY Index and the SX5E Index closes below its respective Coupon Barrier and thus no Contingent Coupon is paid on any related Coupon Payment Date.  On the Final Observation Date, the SPX Index closes above its Coupon Barrier and Trigger Level, but the RTY Index and the SX5E Index close below their respective Coupon Barriers and Trigger Levels.  Therefore, at maturity, investors are exposed to the downside performance of the Least Performing Underlying Index (which, in this example, is the SX5E Index), and Morgan Stanley will pay you $4 per Security, which reflects the percentage decrease of the Least Performing Underlying Index from the Trade Date to the Final Observation Date.  When added to the Contingent Coupon payments of $0.4688 received in respect of prior Observation Dates, Morgan Stanley will have paid you $4.4688 per Security for a loss on the Securities of 55.312%.

The Securities differ from ordinary debt securities in that, among other features, Morgan Stanley is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any Observation Date, you may lose some or all of your initial investment. Specifically, if the Securities are not called and the Final Index Value of any Underlying Index is less than its Trigger Level, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the Index Return of the Least Performing Underlying Index is less than zero. Any payment on the Securities, including any Contingent Coupon or the Payment at Maturity, is dependent on the ability of Morgan Stanley to satisfy its obligations when they come due. If Morgan Stanley is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

The Issuer will not pay a quarterly Contingent Coupon if the Observation Date Closing Value for any of the Underlying Indices is below its respective Coupon Barrier.  The Issuer will have the right to call the Securities early at its discretion.  You will lose a significant portion or all of your principal amount at maturity if the Securities are not called and the Final Index Value of any of the Underlying Indices is below its Trigger Level.

What Are the Tax Consequences of the Securities?
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the Securities issued under this free writing prospectus and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of the ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

t	purchase the Securities at their “issue price”; and
t	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;
t	insurance companies;
t	certain dealers and traders in securities or commodities;
t	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
t	regulated investment companies;
t	real estate investment trusts;
t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
t	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities.  We intend to treat a Security, under current law, as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities).  Unless otherwise stated, the following discussion is based on the treatment of a Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;
t	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or
t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Tax Treatment of Coupon Payment.  Any coupon payment on the Securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  For this purpose, the amount realized does not include any coupon paid at settlement and may not include sales proceeds attributable to an accrued coupon, which may be treated as a coupon payment.  Any gain or loss recognized upon a sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year, and should be short-term capital gain or loss otherwise.  The ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the Securities, could result in adverse tax consequences to holders of the Securities because the deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Securities.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter.  The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;
t	a foreign corporation; or
t	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

t
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or
t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Although significant aspects of the tax treatment of a Security are uncertain, we intend to withhold on any coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision.  We will not be required to pay any additional amounts with respect to amounts withheld.  In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the Securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty.  If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the Securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the Securities may be treated as U.S.-situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the Securities and the payment of proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied.  An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements.  This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”).  Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2016, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends.  While the treatment of the Securities is unclear, you should assume that any coupon payment on the Securities will be subject to the FATCA rules.  It is also possible in light of this uncertainty that an applicable withholding agent will treat gross proceeds of a disposition (including upon retirement) of the Securities after 2016 as being subject to the FATCA rules.  If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

The S&P 500® Index
The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC and have been licensed for use by S&P Dow Jones Indices LLC and Morgan Stanley  For more information, see “S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying index supplement.

Historical Information
The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the S&P 500® Index for each quarter in the period from January 1, 2008 through March 18, 2015.  The closing value of the S&P 500® Index on March 18, 2015 was 2,099.50.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical closing values of the S&P 500® Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the S&P 500® Index on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	1,447.16	1,273.37	1,322.70
4/1/2008	6/30/2008	1,426.63	1,278.38	1280.00
7/1/2008	9/30/2008	1,305.32	1,106.39	1,166.36
10/1/2008	12/31/2008	1,161.06	752.44	903.25
1/1/2009	3/31/2009	934.70	676.53	797.87
4/1/2009	6/30/2009	946.21	811.08	919.32
7/1/2009	9/30/2009	1,071.66	879.13	1,057.08
10/1/2009	12/31/2009	1,127.78	1,025.21	1,115.10
1/1/2010	3/31/2010	1,174.17	1,056.74	1,169.43
4/1/2010	6/30/2010	1,217.28	1,030.71	1,030.71
7/1/2010	9/30/2010	1,148.67	1,022.58	1,141.20
10/1/2010	12/31/2010	1,259.78	1,137.03	1,257.64
1/1/2011	3/31/2011	1,343.01	1,256.88	1,325.83
4/1/2011	6/30/2011	1,363.61	1,265.42	1,320.64
7/1/2011	9/30/2011	1,353.22	1,119.46	1,131.42
10/1/2011	12/31/2011	1,285.09	1,099.23	1,257.60
1/1/2012	3/31/2012	1,416.51	1,277.06	1,408.47
4/1/2012	6/30/2012	1,419.04	1,278.04	1,362.16
7/1/2012	9/30/2012	1,465.77	1,334.76	1,440.67
10/1/2012	12/31/2012	1,461.40	1,353.33	1,426.19
1/1/2013	3/31/2013	1,569.19	1,457.15	1,569.19
4/1/2013	6/30/2013	1,669.16	1,541.61	1,606.28
7/1/2013	9/30/2013	1,725.52	1,614.08	1,681.55
1/1/2013	3/31/2013	1,848.36	1,655.45	1,848.36
1/1/2014	3/31/2014	1,878.04	1,741.89	1,872.34
4/1/2014	6/30/2014	1,962.87	1,815.69	1,960.23
7/1/2014	9/30/2014	2,011.36	1,909.57	1,972.29
10/1/2014	12/31/2014	2,090.57	1,862.49	2,058.90
1/1/2015	3/18/2015*	2,117.39	1,992.67	2,099.50

*
Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the S&P 500® Index from January 1, 2008 through March 18, 2015, based on information from Bloomberg.

* The dotted line indicates the hypothetical Coupon Barrier and Trigger Level, assuming the closing value of the SPX Index on March 18, 2015 were its Initial Index Value.

Past performance is not indicative of future results.

The Russell 2000® Index
The Russell 2000® Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley.  For more information, see “Russell 2000® Index—License Agreement between Russell Investments and Morgan Stanley” in the accompanying index supplement.

Historical Information
The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the Russell 2000® Index for each quarter in the period from January 1, 2008 through March 18, 2015.  The closing value of the Russell 2000® Index on March 18, 2015 was 1,252.141.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical closing values of the Russell 2000® Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Russell 2000® Index on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	753.55	643.97	687.97
4/1/2008	6/30/2008	763.27	686.07	689.66
7/1/2008	9/30/2008	754.38	657.72	679.58
10/1/2008	12/31/2008	671.59	385.31	499.45
1/1/2009	3/31/2009	514.71	343.26	422.75
4/1/2009	6/30/2009	531.68	429.16	508.28
7/1/2009	9/30/2009	620.70	479.27	604.28
10/1/2009	12/31/2009	634.07	562.40	625.39
1/1/2010	3/31/2010	690.30	586.49	678.64
4/1/2010	6/30/2010	741.92	609.49	609.49
7/1/2010	9/30/2010	677.64	590.03	676.14
10/1/2010	12/31/2010	792.35	669.45	783.65
1/1/2011	3/31/2011	843.55	773.18	843.55
4/1/2011	6/30/2011	865.29	777.20	827.43
7/1/2011	9/30/2011	858.11	643.42	644.16
10/1/2011	12/31/2011	765.43	609.49	740.92
1/1/2012	3/30/2012	846.13	747.28	830.30
4/1/2012	6/30/2012	840.63	737.24	798.49
7/1/2012	9/30/2012	864.70	767.75	837.45
10/1/2012	12/31/2012	852.50	769.48	849.35
1/1/2013	3/31/2013	953.07	872.61	951.54
4/1/2013	6/30/2013	999.99	901.51	977.48
7/1/2013	9/30/2013	1,078.409	989.535	1,073.786
10/1/2013	12/31/2013	1,163.637	1,043.459	1,163.637
1/1/2014	3/31/2014	1,208.651	1,093.594	1,173.038
4/1/2014	6/30/2014	1,192.964	1,095.986	1,192.964
7/1/2014	9/30/2014	1,208.150	1,101.676	1,101.676
10/1/2014	12/31/2014	1,219.109	1,049.303	1,204.696
1/1/2015	3/18/2015*	1,252.141	1,154.709	1,252.141

  * Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Russell 2000® Index from January 1, 2008 through March 18, 2015, based on information from Bloomberg.

* The dotted line indicates the hypothetical Coupon Barrier and Trigger Level, assuming the closing value of the RTY Index on March 18, 2015 were its Initial Index Value.

  Past performance is not indicative of future results.

The EURO STOXX 50® Index
The EURO STOXX 50® Index was created by STOXX Limited, which is owned by Deutsche Börse AG and SIX Group AG.  Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991.  The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.  For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

“EURO STOXX®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley.  For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

Historical Information
The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the EURO STOXX 50® Index for each quarter in the period from January 1, 2008 through March 18, 2015.  The closing value of the EURO STOXX 50® Index on March 18, 2015 was 3,668.52.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical closing values of the EURO STOXX 50® Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the EURO STOXX 50® Index on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	4,333.42	3,431.82	3,628.06
4/1/2008	6/30/2008	3,882.28	3,340.27	3,352.81
7/1/2008	9/30/2008	3,445.66	3,000.83	3,038.20
10/1/2008	12/31/2008	3,113.82	2,165.91	2,447.62
1/1/2009	3/31/2009	2,578.43	1,809.98	2,071.13
4/1/2009	6/30/2009	2,537.35	2,097.57	2,401.69
7/1/2009	9/30/2009	2,899.12	2,281.47	2,872.63
10/1/2009	12/31/2009	2,992.08	2,712.30	2,964.96
1/1/2010	3/31/2010	3,017.85	2,631.64	2,931.16
4/1/2010	6/30/2010	3,012.65	2,488.50	2,573.32
7/1/2010	9/30/2010	2,827.27	2,507.83	2,747.90
10/1/2010	12/31/2010	2,890.64	2,650.99	2,792.82
1/1/2011	3/31/2011	3,068.00	2,721.24	2,910.91
4/1/2011	6/30/2011	3,011.25	2,715.88	2,848.53
7/1/2011	9/30/2011	2,875.67	1,995.01	2,179.66
10/1/2011	12/31/2011	2,476.92	2,090.25	2,316.55
1/1/2012	3/31/2012	2,608.42	2,286.45	2,477.28
4/1/2012	4/20/2012	2,501.18	2,068.66	2,264.72
7/1/2012	9/30/2012	2,594.56	2,151.54	2,454.26
10/1/2012	12/31/2012	2,659.95	2,427.32	2,635.93
1/1/2013	3/31/2013	2,749.27	2,570.52	2,624.02
4/1/2013	6/30/2013	2,835.87	2,511.83	2,602.59
7/1/2013	9/30/2013	2,936.20	2,570.76	2,893.15
10/1/2013	12/31/2013	3,111.37	2,902.12	3,109.00
1/1/2014	3/31/2014	3,172.43	2,962.49	3,161.60
4/1/2014	6/30/2014	3,314.80	3,091.52	3,228.24
7/1/2014	9/30/2014	3,289.75	3,006.83	3,225.93
10/1/2014	12/31/2014	3,277.38	2,874.65	3,146.43
1/1/2015	3/18/2015*	3,706.75	3,007.91	3,668.52

*
Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the EURO STOXX 50® Index from January 1, 2008 through March 18, 2015, based on information from Bloomberg.

* The dotted line indicates the hypothetical Coupon Barrier and Trigger Level, assuming the closing value of the SX5E Index on March 18, 2015 were its Initial Index Value.

  Past performance is not indicative of future results.

Additional Terms of the Securities

Some Definitions

We have defined some of the terms that we use frequently in this free writing prospectus below:

t
“Index Closing Value” on any Index Business Day means (i) with respect to the SPX Index or the SX5E Index, the closing value of such Underlying Index, or any relevant Successor Index (as defined under “—Discontinuance of an Underlying Index; Alteration of Method of Calculation” below) published at the regular weekday close of trading on that Index Business Day by the relevant Index Publisher and (ii) with respect to the RTY Index, the closing level of such Underlying Index or any Successor Index reported by Bloomberg Financial Services, or any successor reporting service the Calculation Agent may select, on that Index Business Day.  In certain circumstances, the Index Closing Value will be based on the alternate calculation of such Underlying Index as described under “—Discontinuance of an Underlying Index; Alteration of Method of Calculation.”

Currently, whereas the Index Publisher for the RTY Index publishes the official closing level of the RTY Index to six decimal places, Bloomberg Financial Services reports the closing level to fewer decimal places. As a result, the closing level of the RTY Index reported by Bloomberg Financial Services may be lower or higher than the official closing level of the RTY Index published by the Index Publisher.

t
“Index Publisher” means, with respect to the SPX Index, S&P Dow Jones Indices LLC or any successor thereto; with respect to the RTY Index, Russell Investments or any successor thereto; and with respect to the SX5E Index, STOXX Limited or any successor thereto.

t
“Index Business Day” means a day, for any Underlying Index, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for such Underlying Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

t	“Market Disruption Event” means, with respect to any Underlying Index:

(i)    the occurrence or existence of any of:

(a)  a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of such Underlying Index (or any relevant Successor Index (as defined below under “—Discontinuance of an Underlying Index; Alteration of Method of Calculation”)) on the Relevant Exchange for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange, or

(b)  a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of such Underlying Index (or a Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to such Underlying Index (or a Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii)   a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in such Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of such Underlying Index shall be based on a comparison of (x) the portion of the value of such Underlying Index attributable to that security relative to (y) the overall value of such Underlying Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on such Underlying Index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-

traded funds related to the Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to such Underlying Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

t
“Relevant Exchange” means, with respect to any Underlying Index, the primary exchange(s) or market(s) of trading for (i) any security then included in such Underlying Index, or any relevant Successor Index, and (ii) any futures or options contracts related to such Underlying Index or to any security then included in such Underlying Index.

Postponement of Observation Dates and Coupon Payment Dates (including the Call Date and the Maturity Date)

If any scheduled Observation Date, including the Final Observation Date, is not an Index Business Day with respect to any Underlying Index, or if there is a Market Disruption Event on such day with respect to any Underlying Index, the relevant Observation Date solely with respect to that affected Underlying Index shall be the next succeeding Index Business Day with respect to that Underlying Index on which there is no Market Disruption Event with respect to that Underlying Index; provided that if a Market Disruption Event with respect to that Underlying Index has occurred on each of the five Index Business Days with respect to that Underlying Index immediately succeeding the relevant scheduled Observation Date, then (i) such fifth succeeding Index Business Day shall be deemed to be the relevant Observation Date with respect to that affected Underlying Index, notwithstanding the occurrence of a Market Disruption Event with respect to that Underlying Index on such day and (ii) with respect to any such fifth Index Business Day on which a Market Disruption Event occurs with respect to that Underlying Index,  the Calculation Agent shall determine the Index Closing Value on such fifth Index Business Day in accordance with the formula for and method of calculating that Underlying Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such Index Business Day of each security most recently constituting that affected Underlying Index without any rebalancing or substitution of such securities following the commencement of the Market Disruption Event.

If any scheduled Coupon Payment Date (including a scheduled Call Date) is not a Business Day, that Contingent Coupon, if any, (or the Settlement Amount, if applicable), shall be paid on the next succeeding business day; provided that the Contingent Coupon, if any, with respect to the Final Observation Date shall be paid on the Maturity Date; provided further that if, due to a Market Disruption Event or otherwise, any Observation Date with respect to any Underlying Index is postponed so that it falls less than two business days prior to the scheduled Coupon Payment Date, Call Date or Maturity Date, as applicable, the Coupon Payment Date, Call Date or Maturity Date, as applicable, shall be postponed to the second business day following the Observation Date as postponed, by which date the Index Closing Value of each Underlying Index has been determined.  In any of these cases, no adjustment shall be made to any Contingent Coupon payment made on that postponed date.

Alternate Exchange Calculation in case of an Event of Default

If an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities.  That cost will equal:

o	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

o	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

o	no quotation of the kind referred to above is obtained, or

o	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five business days after that first business day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two business day objection period have not ended before the Final Observation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

o	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

o	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of an Underlying Index; Alteration of Method of Calculation

If the Index Publisher of an Underlying Index discontinues publication of such Underlying Index and the Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to such discontinued Underlying Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value of such Underlying Index will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any date that the Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of the Securities, within three business days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of such Securities, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

If the Index Publisher discontinues publication of an Underlying Index prior to, and such discontinuance is continuing on, any Observation Date and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value of such Underlying Index for each such date.  The Index Closing Value of such Underlying Index will be computed by the Calculation Agent in accordance with the formula for and method of calculating such Underlying Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such Observation Date of each security most recently constituting such Underlying Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of an Underlying Index may adversely affect the value of the Securities.

If at any time the method of calculating an Underlying Index or Successor Index, or the value thereof, is changed in a material respect, or if such Underlying Index or Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to such Underlying Index or Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Value with reference to such Underlying Index or Successor Index, as adjusted.  Accordingly, if the method of calculating such Underlying Index or Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of such Underlying Index or Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)).

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be MS & Co.  As Calculation Agent, MS & Co. will determine, among other things, the Initial Index Values, the Observation Date Closing Values, the Final Index Values, the Index Return, whether a Contingent Coupon is payable with respect to any Observation Date and the Payment at Maturity.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Contingent Coupon, payment upon Issuer Call, and Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Level or whether a Market Disruption Event has occurred.  See “—Discontinuance of the Index; Alteration of Method of Calculation,” and the definition of Market Disruption Event.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary.  The Depositary’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary.  In this free writing prospectus, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures.  For more information regarding the Depositary and book entry notes, please read “Form of Securities—The Depositary” in the accompanying prospectus supplement and “Securities Offered on a Global Basis Through the Depositary” in the accompanying prospectus.

Use of Proceeds and Hedging
The proceeds we receive from the sale of the Securities will be used for general corporate purposes.  We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to take positions in the constituent stocks of the Underlying Indices, in futures or options contracts on the Underlying Indices or the constituent stocks of the Underlying Indices, as well as in other instruments related to the Underlying Indices that they may wish to use in connection with such hedging.  Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Index Value, and, as a result, the Coupon Barrier and Trigger Level of any of the Underlying Indices, which is the level at or above which such Underlying Index must close on each Observation Date in order for you to earn a Contingent Coupon, or, if the Securities are not called prior to maturity, in order for you to avoid being exposed to the negative performance of the Least Performing Underlying Index at maturity (in each case, depending also on the performance of the other Underlying Indices).  Additionally, such hedging or trading activities during the term of the Securities could potentially affect the values of the Underlying Indices on the Observation Dates, and, accordingly, whether the Contingent Coupon is payable, and, if the Securities are not called prior to maturity, the payout to you at maturity (in each case, depending also on the performance of the other Underlying Indices).

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and
(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley, Morgan Stanley Wealth Management or their respective affiliates or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest
MS & Co. will act as the agent for this offering.  We will agree to sell to MS & Co., and MS & Co. will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document.  UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.25 for each Security it sells.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.  When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities, including the level of the Contingent Coupon Rate, such that for each Security the estimated value on the Trade Date will be no lower than the minimum level described in “Additional Information about Morgan Stanley and the Securities” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the stocks constituting the Underlying Indices in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.